Exhibit 99.1

Net1 UEPS Technologies, Inc (“Net1”) Announces Extension of Contract with North West Provincial Government

Johannesburg, South Africa — July 6 2005 — Net 1 UEPS Technologies, Inc. (OTCBB:NOUT, formerly NUEP) (“NET1” or the “Company”) today announced that its contract with the North West provincial government for the distribution of social welfare grants has been extended by six months, until December 31, 2005.

Net1 utilises its smart card based UEPS technology to distribute approximately 260,000 social welfare grants with an approximate value of ZAR 176 million (US$ 25.9 million) per month in the North West province. The grants distributed include old age grants, disability grants and child support grants.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact:

Net 1 UEPS Technologies, Inc.
William Espley
Net1 Investor Relations
(604) 484-8750 or Toll Free: 1-866-412-NET1 (6381)
www.net1ueps.com